                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b) (c), AND (d) and AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2(b)
                              (Amendment No. 2)/1/


                              PORTAL SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   736126 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                      Initial Public Offering - May 6, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule to which this Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)


____________________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 736126 10 3                 13G                     Page 2 of 20 Pages


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                    David S. Labuda
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]  (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
           NUMBER                      1 share held directly by David S.
             OF                        Labuda; 8,765,141 held by the David S.
           SHARES                      Labuda Separate Property Trust U/D/T
        BENEFICIALLY                   dated 12/30/98 of which David S. Labuda
       OWNED BY EACH                   is the sole Trustee
         REPORTING            --------------------------------------------------
           PERSON                6     SHARED VOTING POWER
            WITH                       1,256,740 shares held by the Labuda
                                       Community Trust  U/D/T dated 12/30/98 of
                                       which David S. Labuda and Cindy A. Labuda
                                       are the sole Trustees and may be deemed
                                       to have shared power to vote the shares
                              --------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER
                                       1 share held directly by David S. Labuda;
                                       8,765,141 held by the David S. Labuda
                                       Separate Property Trust U/D/T dated
                                       12/30/98 of which David S. Labuda is the
                                       sole Trustee
                              --------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       1,256,740 shares held by the Labuda
                                       Community Trust  U/D/T dated 12/30/98 of
                                       which David S. Labuda and Cindy A. Labuda
                                       are the sole Trustees and may be deemed
                                       to have shared dispositive power
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    10,021,882
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    5.7%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                    IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                 13G                     Page 3 of 20 Pages


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Albert Joseph Frazier, Trustee of the Kira Anne Labuda Trust Dated 12/31/97
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]  (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
           NUMBER                      280,000 shares held by the Kira Anne
             OF                        Labuda Trust dated 12/31/97 of which
           SHARES                      Albert Joseph Frazier is the sole Trustee
        BENEFICIALLY                   and may be deemed to have individual
       OWNED BY EACH                   power to vote the shares
         REPORTING            --------------------------------------------------
           PERSON                6     SHARED VOTING POWER
            WITH                       -0-
                              --------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER
                                       280,000 shares held by the Kira Anne
                                       Labuda Trust dated 12/31/97 of which
                                       Albert Joseph Frazier is the sole
                                       Trustee and may be deemed to have
                                       individual dispositive power
                              --------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    280,000
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    0.16%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                    OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                 13G                     Page 4 of 20 Pages

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Timothy D. Cremin, Trustee of the Paige Elyse Labuda Trust U/T/A Dated 12/28/00
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]  (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
       NUMBER             127,215 shares held by the Paige Elyse Labuda Trust
         OF               U/T/A dated 12/28/00 of which Timothy D. Cremin is the
       SHARES             the sole Trustee and may be deemed to have individual
    BENEFICIALLY          power to vote the shares
   OWNED BY EACH   -------------------------------------------------------------
     REPORTING       6    SHARED VOTING POWER
       PERSON             -0-
        WITH       -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                          127,215 shares held by the Paige Elyse Labuda Trust
                          U/T/A dated 12/28/00 of which Timothy D. Cremin is the
                          sole Trustee and may be deemed to have individual
                          dispositive power
                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                127,215
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                         [_]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                0.07%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                 13G                     Page 5 of 20 Pages

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Timothy D. Cremin, Trustee of the Chad Austin Labuda Trust U/T/A Dated 12/28/00
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]  (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
           NUMBER            127,215 shares held by the Chad Austin Labuda Trust
             OF              U/T/A dated 12/28/00 of which Timothy D. Cremin is
           SHARES            the sole Trustee and may be deemed to have
        BENEFICIALLY         individual power to vote the shares
       OWNED BY EACH -----------------------------------------------------------
         REPORTING      6    SHARED VOTING POWER
           PERSON             -0-
            WITH     -----------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER
                     -----------------------------------------------------------
                             127,215 shares held by the Chad Austin Labuda Trust
                             U/T/A dated 12/28/00 of which Timothy D. Cremin is
                             the sole Trustee and may be deemed to have
                             individual dispositive power
                     -----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                127,215
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                         [_]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                0.07%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
                OO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                 13G                     Page 6 of 20 Pages


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Timothy D. Cremin, Trustee of the Evan Pierce Labuda Trust U/T/A
         Dated 12/28/00
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]  (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
      NUMBER            127,215 shares held by the Evan Pierce Labuda Trust
        OF              U/T/A dated 12/28/00 of which Timothy D. Cremin is the
      SHARES            sole Trustee and may be deemed to have individual power
   BENEFICIALLY         to vote the shares
  OWNED BY EACH  ---------------------------------------------------------------
    REPORTING       6   SHARED VOTING POWER
      PERSON
       WITH             -0-
                   -------------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                        127,215 shares held by the Evan Pierce Labuda Trust
                        U/T/A dated 12/28/00 of which Timothy D. Cremin is the
                        sole Trustee and may be deemed to have individual
                        dispositive power
                 ---------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         127,215
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       [_]
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.07%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                 13G                     Page 7 of 20 Pages


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Timothy D. Cremin, Trustee of the Trevor Lee Labuda Trust U/T/A
         Dated 12/28/00
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]  (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
      NUMBER            127,215 shares held by the Trevor Lee Labuda Trust
        OF              U/T/A dated 12/28/00 of which Timothy D. Cremin is the
      SHARES            sole Trustee and may be deemed to have individual power
   BENEFICIALLY         to vote the shares
  OWNED BY EACH  ---------------------------------------------------------------
    REPORTING       6   SHARED VOTING POWER
      PERSON
       WITH             -0-
                   -------------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                        127,215 shares held by the Trevor Lee Labuda Trust
                        U/T/A dated 12/28/00 of which Timothy D. Cremin is the
                        sole Trustee and may be deemed to have individual
                        dispositive power
                 ---------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         127,215
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       [_]
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.07%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                 13G                    Page 8 of 20 Pages


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Cindy A. Labuda, Trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated 12/30/98
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]  (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER             375,772 shares held by the Cindy A. Labuda Separate
       OF               Property Trust U/D/T dated 12/31/98 of which Cindy A.
     SHARES             Labuda is the sole Trustee and may be deemed to have
  BENEFICIALLY          individual power to vote the shares
 OWNED BY EACH    --------------------------------------------------------------
   REPORTING        6   SHARED VOTING POWER
     PERSON             1,256,740 shares held by the Labuda Community Trust
      WITH              U/D/T dated 12/30/98 of which David S. Labuda and Cindy
                        A. Labuda are the sole Trustees and may be deemed to
                        have shared power to vote the shares
                  --------------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                        375,772 shares held by the Cindy A. Labuda Separate
                        Property Trust U/D/T dated 12/31/98 of which Cindy A.
                        Labuda is the sole Trustee and may be deemed to have
                        individual dispositive power
                  --------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,256,740 shares held by the Labuda Community Trust
                        U/D/T dated 12/30/98 of which David S. Labuda and Cindy
                        A. Labuda are the sole Trustees and may be deemed to
                        have shared power to vote the shares
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,635,512
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                 13G                    Page 9 of 20 Pages


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         David S. Labuda and Cindy A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]  (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER
    NUMBER             1,256,740 shares held by the Labuda Community Trust U/D/T
      OF               dated 12/30/98 of which David S. Labuda and Cindy A.
    SHARES             Labuda are the sole Trustees and may be deemed to have
 BENEFICIALLY          shared power to vote the shares
OWNED BY EACH     --------------------------------------------------------------
  REPORTING         6  SHARED VOTING POWER
    PERSON             See response to Row 5
     WITH         --------------------------------------------------------------
                    7  SOLE DISPOSITIVE POWER
                       1,256,740 shares held by the Labuda Community Trust U/D/T
                       dated 12/30/98 of which David S. Labuda and Cindy A.
                       Labuda are the sole Trustees and may be deemed to have
                       shared dispositive power
                  --------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                       See response to Row 7
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,256,740
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [_]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.7%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                    13G                 Page 10 of 20 Pages

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Cindy A. Labuda
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]  (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                   United States
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER             375,772 shares held by the Cindy A. Labuda Separate
       OF               Property Trust U/D/T dated 12/31/98 of which Cindy A.
     SHARES             Labuda is the sole Trustee and may be deemed to have
  BENEFICIALLY          individual power to vote the shares
 OWNED BY EACH     -------------------------------------------------------------
   REPORTING        6   SHARED VOTING POWER
     PERSON             1,256,740 shares held by the Labuda Community Trust
      WITH              U/D/T dated 12/31/98 of which David S. Labuda and Cindy
                        A. Labuda are the sole Trustees and may be deemed to
                        have shared power to vote the shares
                   -------------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                        375,772 shares held by the Cindy
                        A. Labuda Separate Property Trust U/D/T dated 12/31/98
                        of which Cindy A. Labuda is the sole Trustee and may be
                        deemed to have individual dispositive power
                   -------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,256,740 shares held by the
                        Labuda Community Trust U/D/T dated 12/31/98 of which
                        David S. Labuda and Cindy A. Labuda are the sole
                        Trustees and may be deemed to have shared dispositive
                        power
--------------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,635,512
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      [_]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                0.9%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*
                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                    13G                 Page 11 of 20 Pages


Item 1(a)     Name of Issuer:

              Portal Software, Inc.


Item 1(b)     Address of Issuer's Principal Executive Offices:

              10200 South De Anza Boulevard
              Cupertino, CA 95014

Item 2(a)     Name of Person Filing:

              This statement is filed by David S. Labuda2 Cindy A. Labuda; Albert Joseph Frazier, Trustee of the Kira Anne Labuda Trust Dated 12/31/97; Cindy A. Labuda, Trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated 12/31/98 and David S. Labuda and Cindy
              A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98, Timothy D. Cremin, Trustee of the Paige Elyse Labuda Trust U/T/A Dated 12/28/00, Timothy D. Cremin, Trustee of the Chad Austin Labuda Trust U/T/A Dated 12/28/00, Timothy D. Cremin, Trustee of the Evan Pierce Labuda Trust U/T/A Dated 12/28/00, Timothy D. Cremin, Trustee of the Trevor Lee Labuda Trust U/T/A Dated 12/28/00, collectively referred to as the "Reporting Persons."

              The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that such persons constitutes a "group'." The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

Item 2(b)     Address of Principal Business Office or, if none, Residence:

              10200 S. De Anza Boulevard
              Cupertino, CA  95014


Item 2(c)     Citizenship:

              See row 4 of cover page of each entity.

Item 2(d)     Title of Class of Securities:

              Common Stock.

_________________________
    /2/  Mr. Labuda is the Chief Technology Officer of the Issuer.

CUSIP No. 736126 10 3                    13G                 Page 12 of 20 Pages


Item 2(e)       CUSIP Number:

                736126 10 3

CUSIP No. 736126 10 3                 13G                    Page 13 of 20 Pages


Item 3.     If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is a:

            (a)  [_]  Broker or dealer registered under Section 15 of the
                      Exchange Act.

            (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

            (d)  [_]  Investment company registered under Section 8 of the
                      Investment Company Act.

            (e)  [_]  An investment advisor in accordance with Rule 13d-1(b)(1)
                      (ii)(E);

            (f)  [_]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)  [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)  [_]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

            (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(C)(14) of the Investment Company Act;

            (j)  [_]  Group, in accordance with Rule 13d1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c),check this box. [X]


Item 4.     Ownership.

            (a) Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

            (b) Percent of Class: See Row 11 of cover page for each Reporting Person.

            (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

CUSIP No. 736126 10 3                 13G                    Page 14 of 20 Pages


                    (ii) shared power to vote or to direct the vote: See row 6 of cover page for each Reporting Person.

                    (iii) sole power to dispose or to direct the disposition of:
                          See Row 7 of cover page for each Reporting Person.

                    (iv) shared power to dispose or to direct the disposition of: See row 8 of cover page for each Reporting Person.


Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.


Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not Applicable.


Item 8.    Identification and Classification of Members of the Group.

           The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

Item 9.    Notice of Dissolution of Group.

           Not Applicable.


Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 736126 10 3                13G                     Page 15 of 20 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002


                                                /s/ David S. Labuda
                                                -------------------
                                                David S. Labuda

CUSIP No. 736126 10 3              13G                       Page 16 of 20 Pages



                                  Albert Joseph Frazier, Trustee of the Kira
                                  Anne Labuda Trust Dated 12/31/97


                                  By: /s/ Albert Joseph Frazier
                                      ----------------------------------
                                      Trustee

                                  Timothy D. Cremin, Trustee of the Paige Elyse Labuda Trust U/T/A Dated 12/28/00


                                  By: /s/ Timothy D. Cremin
                                      ----------------------------------
                                      Trustee

                                  Timothy D. Cremin, Trustee of the Chad
                                  Austin Labuda Trust U/T/A Dated 12/28/00


                                  By: /s/ Timothy D. Cremin
                                      ----------------------------------
                                      Trustee

                                  Timothy D. Cremin, Trustee of the Evan Pierce Labuda Trust U/T/A Dated 12/28/00


                                  By: /s/ Timothy D. Cremin
                                      ----------------------------------
                                      Trustee

                                  Timothy D. Cremin, Trustee of the Trevor Lee
                                  Labuda Trust U/T/A Dated 12/28/00


                                  By: /s/ Timothy D. Cremin
                                      ----------------------------------
                                      Trustee

                                  Cindy A. Labuda, Trustee of the Cindy A.
                                  Labuda Separate Property Trust U/D/T Dated
                                  12/31/98


                                  By: /s/ Cindy A. Labuda
                                      ----------------------------------
                                      Trustee

CUSIP No. 736126 10 3                  13G                   Page 17 of 20 Pages

                                          David S. Labuda and Cindy A. Labuda,
                                          Trustees of the Labuda Community Trust
                                          U/D/T Dated 12/31/98


                                          By: /s/ David S. Labuda
                                              ----------------------------------
                                              Trustee

                                          /s/ Cindy A. Labuda
                                          --------------------------------------
                                          Trustee

                                    Exhibit 1
                                    ---------

                       Agreement Relating to Joint Filing
                                 of Schedule 13G
                                 ---------------

        The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Portal Software, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2002


                              /s/ David S. Labuda
                              -----------------------
                              David S. Labuda

CUSIP No. 736126 10 3                  13G                   Page 19 of 20 Pages

                                     Albert Joseph Frazier, Trustee of the Kira
                                     Anne Labuda Trust Dated 12/31/97


                                     By: /s/ Albert Joseph Frazier
                                        ----------------------------------------
                                         Trustee

                                     Timothy D. Cremin, Trustee of the Paige
                                     Elyse Labuda Trust U/T/A Dated 12/28/00


                                     By: /s/ Timothy D. Cremin
                                         ---------------------------------------
                                         Trustee

                                     Timothy D. Cremin, Trustee of the Chad
                                     Austin Labuda Trust U/T/A Dated 12/28/00


                                     By: /s/ Timothy D. Cremin
                                         ---------------------------------------
                                         Trustee

                                     Timothy D. Cremin, Trustee of the Evan
                                     Pierce Labuda Trust U/T/A Dated 12/28/00


                                     By: /s/ Timothy D. Cremin
                                         ---------------------------------------
                                         Trustee

                                     Timothy D. Cremin, Trustee of the Trevor
                                     Lee Labuda Trust U/T/A Dated 12/28/00


                                     By: /s/ Timothy D. Cremin
                                         ---------------------------------------
                                         Trustee

                                     Cindy A. Labuda, Trustee of the Cindy A.
                                     Labuda Separate Property Trust U/D/T
                                     Dated 12/31/98


                                     By: /s/ Cindy A. Labuda
                                        ----------------------------------------
                                         Trustee

CUSIP No. 736126 10 3                  13G                   Page 20 of 20 Pages

                                       David S. Labuda and Cindy A. Labuda,
                                       Trustees of the Labuda Community Trust
                                       U/D/T Dated 12/31/98


                                       By: /s/ David S. Labuda
                                           -------------------------------------
                                           Trustee

                                       /s/ Cindy A. Labuda
                                       -----------------------------------------
                                       Trustee